PRESS RELEASE

KAMAN MERGES SUBSIDIARIES;
ANTICIPATES $44 MILLION CHARGE

BLOOMFIELD, CONNECTICUT (January 20, 1995) (NASDAQ:KAMNA)
Kaman Corp. announced today that it will take a pre-tax charge of approximately $44 million to write-down the investment in its Raymond Engineering subsidiary and merge it into its Kaman Aerospace subsidiary. Approximately 70 percent of the charge is for non-cash items such as the write-down of goodwill, facilities, equipment and inventories. As a result of this charge, the company expects to report a net loss for the fourth quarter of between $1.50 and $1.55 per common share, and between 90 and 95 cents loss per common share for the year ended December 31, 1994.

"The ongoing decline in defense spending is causing continued consolidations in the industry," according to Chairman and Chief Executive Officer Charles H. Kaman. "The changes in our country's defense planning, spending policies and the implementation of acquisition reform in 1994 have caused us to further adjust our defense market strategy.

"In order to enhance operating efficiencies to compete in this environment, we have merged Raymond Engineering into Kaman Aerospace. Force reductions, yet to be determined, will follow," said Kaman.

Raymond Engineering, based in Middletown, Conn., designs, develops and manufactures digital mass memory systems, weapons safety devices and other products. Kaman Aerospace, based here, is a prime and a subcontractor for military and commercial aviation, both fixed- and rotary-wing. The company is also a leader in advanced technology systems development.

Parent company Kaman Corp., based here, is a widely diversified, Fortune 500 company providing products and services to industrial and commercial markets along with high technology products for defense markets.

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Contact:
J. Kenneth Nasshan
(203) 243-7319